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                                                                      Exhibit 13


                           SUBSCRIPTION TO UNITS OF

              COMPASS FUND MONEY MARKET AND GOVERNMENT PORTFOLIOS
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          The undersigned has been advised that (i) a trust known as Compass
Fund Money Market and Government Portfolios (the "Trust") has been established under the laws of the Commonwealth of Massachusetts, (ii) the beneficial interest in the Trust shall be divided into units, all without par value, (iii) the number of authorized units that may be issued is unlimited, and (iv) pursuant to the Trust's Agreement and Declaration of Trust dated July 15, 1982, the trustees of the Trust have established and designated two series of units:
"Money Market Portfolio Units" and "Government Portfolio Units." The undersigned hereby subscribes for and promises to pay for and acquire 50,000 of such Money Market Portfolio Units and 50,000 of such Government Portfolio Units, subject to the following terms and conditions:

          1. The undersigned promises to pay to the Trust, as the total consideration for such units, the sum of $1.00 per unit or an aggregate of $100,000, which sum shall be payable in cash.

          2.   The undersigned represents and warrants to the Trust that:

               (a) this subscription is made and such units will be acquired by the undersigned solely for investment purposes and with no present intention to sell, redeem or otherwise dispose of the same or any part thereof; and

               (b) this subscription is made and such units will be accepted by the undersigned with the understanding that such units will not have been registered under the Securities Act of 1933 or the securities laws of any State or other jurisdiction and the Trust has no present intention to register the same under any such Act or laws.

          3. This subscription and the rights, benefits and privileges hereunder may not be transferred or assigned.

          4. It is understood that the aforesaid $100,000 will be paid into the Trust before subscriptions for units will be accepted from any other persons.

               Should the undersigned redeem any of the units referred to above of a Portfolio before the deferred organization expenses with respect to
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               such Portfolio have been completely amortized, there shall be deducted from the redemption price payable to the undersigned the pro-rata unamortized portion of such expenses attributable to the redeemed units.

          5. If the registration statement filed under the Securities Act of 1933 with respect to the Trust's units does not become effective prior to March 31, 1983, this subscription shall become null and void and the full amount paid in by the undersigned will be refunded to the undersigned on demand without any deduction.

          Executed this 8th day of December, 1982.



                         GOLDMAN, SACHS & CO.

                         By [Signature Illegible]
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                         As Its:
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SUBSCRIPTION accepted this
8th day of December, 1982.


COMPASS FUND MONEY MARKET AND
GOVERNMENT PORTFOLIOS


By /s/ Frederick T. Kelsey
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As Its:
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